Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BIOSTEM TECHNOLOGIES, INC.

(Effective as of July 9, 2026)

Article I. Name

The name of the corporation is BioStem Technologies, Inc. (the “Corporation”).

Article II. Registered Office and Agent

The registered office of the Corporation is, but need not be, the Corporation’s principal office in the State of Florida, and the registered office may be changed from time to time by the Board of Directors (the “Board”) or the Chair of the Board.

The name and address of the Corporation’s registered agent in the State of Florida until such time as another agent may be duly authorized and appointed by the Board is Andrew Van Vurst, 2836 Center Port Circle, Pompano Beach, FL 33064.

Article III. Purpose and Business

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Florida Business Corporation Act (as the same maybe amended and supplemented from time to time, and including any successor provision thereto, the “Act”).

Article IV. Capital Stock

1.	Classes and Number of Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one billion (1,000,000,000), consisting of nine hundred and seventy-five million (975,000,000) shares of common stock, par value of $0.001 per share (the “Common Stock”) and twenty-five million (25,000,000) shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”). The Board is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock, and the issuance thereof in one or more classes or series, without the approval of the shareholders of the Corporation.

2.	Powers and Rights of Common Stock.

a.	Preemptive Rights. No shareholder of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

b.	Voting Rights and Powers. With respect to all matters upon which shareholders are entitled or permitted to vote, every holder of shares of Common Stock shall be entitled to cast one (l) vote in person or by proxy for each share of the Common Stock standing in his or her name on the transfer books of the Corporation.

c.	Dividends and Distributions.

i.	Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefore; and

ii.	Other Dividends and Distributions. The Board may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

d.	Liquidation Rights. Subject to provisions of law and the rights of the holders of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and any and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of the net assets of the Corporation in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation available for distribution.

e.	Other Rights. Except as otherwise required by the Act and as may otherwise be provided in these Second Amended and Restated Articles of Incorporation (the “Articles”), each share of the Common Stock shall have identical powers, preferences and rights. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (when, if and to the extent shares or series of such stock are designated and issued).

3.	Powers and Rights of Preferred Stock.

a.	Currently Authorized Preferred Stock. The Corporation currently has designated 500,300 shares of Preferred Stock as follows:

i.	300 shares of Preferred Stock have been designated as “Series A-1 Convertible Preferred Stock” pursuant to the Amended Certificate of Designation of Series A-1 Convertible Preferred Shares filed with the Secretary of State of the State of Florida on May 25, 2016, which is incorporated herein; and

ii.	500,000 shares of Preferred Stock have been designated as “Series B-1 Convertible Preferred Stock” pursuant to the Amended Certificate of Designation of Series B-1 Convertible Preferred Shares filed with the Secretary of State of the State of Florida on May 25, 2016, which is incorporated herein.

b.	The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, other than as set forth herein, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

i.	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

ii.	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

iii.	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

iv.	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

v.	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

vi.	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or class of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

vii.	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

viii.	the provisions, if any, of a sinking fund applicable to such series; and

ix.	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions of such series.

4.	Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in one or more series, all as the Board in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common Stock or Preferred Stock (collectively “securities”). The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holders of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board may issue shares of Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

5.	Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of shareholders of the Corporation.

6.	Voting as One Class. Except as otherwise required by applicable law, these Articles, or any designation of a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the votes cast (in person or by proxy) by the holders entitled to vote on such matter.

Article V. Adoption of Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Florida and subject to Article VI hereof, the Board is expressly authorized to adopt, repeal, rescind or alter or amend in any respect the bylaws of the Corporation (the “Bylaws”), except as so far as the Bylaws adopted by the shareholders shall otherwise provide. Notwithstanding the foregoing and anything contained in these Articles to the contrary, Sections 1.b. of Article IV and 1.a. of Article V of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matter, voting (in person or by proxy) together as a single class. Notwithstanding anything contained in these Articles to the contrary, the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matter, voting (in person or by proxy) together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article V. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.

Article VI. Shareholder Amendment of Bylaws

Notwithstanding Article V hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect not inconsistent with the laws of the State of Florida or with these Articles by the shareholders of the Corporation, but only by the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) by the holders of the outstanding shares of capital stock entitled to vote on such matters voting together as a single class provided, that, notwithstanding the foregoing and anything contained in these Articles to the contrary, Sections 1.b. of Article IV and 1.a. of Article V of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matters, voting (in person or by proxy) together as a single class. Notwithstanding anything contained in these Articles to the contrary, the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matters, voting (in person or by proxy) together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VI. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.

Article VII. Board of Directors

1.	General. The business and affairs of the Corporation shall be managed by and under the direction of the Board.

a.	Number of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation shall be fixed, and increased or decreased, from time to time as set forth in the Bylaws.

b.	Capitalization. The Board, without the consent of the shareholders of the Corporation, may adopt any capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provided that the recapitalization does not require any change in these Articles.

2.	Term of the Board.

Term. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with the number of directors in each class being as nearly equal as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors originally assigned to Class I shall serve for a term ending on the date of the first annual meeting of shareholders of the Corporation, the directors originally assigned to Class II shall serve for a term ending on the date of the second annual meeting of shareholders of the Corporation, and the directors originally assigned to Class III shall serve for a term ending on the date of the third annual meeting of shareholders of the Corporation. Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Notwithstanding any of the foregoing provisions of this Article VII, each director shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director, and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall serve for such term or terms pursuant to such provisions that are specified in the resolution of the Board establishing such class or series.

3.	Vacancies on the Board. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of shareholders of the Corporation and until such director’s successor shall have been elected and qualified, or until such director’s death, resignation or removal, whichever first occurs.

4.	Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all outstanding shares of voting stock entitled to vote on such matter, voting together (in person or by proxy) as a single class. Failure of an incumbent director to be nominated to serve an additional term shall not be deemed a removal from office requiring any shareholder vote.

Article VIII. Shareholder Action

Any action required or permitted to be taken by the shareholders at an annual or special meeting of shareholders of the Corporation may be effected by the consent in writing of the holders of a majority of the voting power of all outstanding shares of voting stock entitled to vote on such matters; provided that no such action may be effected except in accordance with the provisions of these Articles and applicable law.

Article IX. Special Meeting of Shareholders

Special meetings of shareholders of the Corporation may be called for any purpose at any time by the Board (i) pursuant to a resolution approved by a majority of the Board, or (ii) at the request of the holders of record of not less than sixty percent (60%) of the voting power of all outstanding shares of voting stock entitled to vote on such matters. Each special meeting shall be held at such date and time as is designated by the Board in accordance with the Bylaws.

Article X. Location of Shareholder Meetings

Meetings of shareholders may be held within or outside the State of Florida, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the Act) outside the State of Florida at such place or places as may be designated from time to time by the Board in the Bylaws.

Article XI. Amendments

The Corporation reserves the right to adopt, repeal, alter or amend in any respect any provision contained in these Articles in the manner now or hereafter prescribed by applicable law and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing and anything contained in these Articles to the contrary, Section 2 of Article VII and Article IX of these Articles shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matters, voting together (in person or by proxy) as a single class. Notwithstanding anything contained in these Articles to the contrary, the affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of voting stock of the Corporation entitled to vote on such matters, voting together (in person or by proxy) as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article XI. For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.

Article XII. Term of Existence

The Corporation is to have perpetual existence.

Article XIII. Liability of Directors

To the fullest extent permitted by the Act, as the same exists or as hereafter be amended, no director of the Corporation shall have personal liability to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. Any repeal or modification of this Article XIII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

Article XIV. Indemnification

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.   Neither any amendment nor repeal of this Article XIV, nor the adoption of any provision of these Articles inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XIV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article XV. Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Act, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within Broward County, Florida, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendant.

Article XVI. Other Matters

1.	The Corporation elects not to be governed by Section 607.0901 of the Act, as amended from time to time, relating to affiliated transactions.

2.	The Corporation elects not to be governed by Section 607.0902 of the Act, as amended from time to time, relating to control share acquisitions.

3.	The Board shall have the right to change the name of the Corporation without shareholder approval, that the Board, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation as of July 8, 2026.

/s/ Jason Matuszewski
Jason Matuszewski
Chair of the Board and Chief Executive Officer